Exhibit 99.1

Net 1 Reports First Quarter 2021 Results

JOHANNESBURG, November 5, 2020 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first fiscal quarter ended September 30, 2020.

Q1 2021 Highlights and Recent Developments:

  Revenue of $37.1 million, a constant currency decrease of 12% from Q1 2020, but an increase of 39% from Q4 2020;
  Operating loss of $(10.8) million;
  GAAP EPS of $(0.51) and Fundamental EPS of $(0.23);
  Adjusted EBITDA loss of $(9.8) million, a sequential improvement from a loss of $(12.2) million in Q4 2020; and
  At September 30, 2020, had unrestricted cash of $209 million and no debt

"We are pleased to see some encouraging signs in our operational and financial results this quarter. With the return to full operations, we have seen increased transaction processing volumes, loan originations, and a significant increase in the utilization of our ATM infrastructure over Q4 of FY2020," said Alex Smith, Net1's interim CEO and CFO.

"While we do not yet have a resolution of our Investment Company Act status, we believe we have the right team involved and are working diligently to resolve this issue as soon as possible. In the meantime, the Board has formed a capital allocation plan to return capital to shareholders while also providing adequate funds for internal organic growth as well as strategic acquisitions for the Company," continued Smith.

"Our long-term initiatives remain unchanged - to be the leading financial technology company in South Africa focused on underserviced customers. We believe that we have the capabilities, technology and infrastructure to make this strategic vision a reality. We believe that Net1 is better placed than any other business in the country to service that very large total addressable market and look forward to the journey ahead," concluded Smith.

Summary Financial Metrics

	Q1 2021	Q1 2020	Q4 2020	Q1 '21 vs Q1 '20	Q1 '21 vs Q4 '20	Q1 '21 vs Q1 '20	Q1 '21 vs Q4 '20
(All figures in USD '000s except per share data)	USD '000's (except per share data)			% change in USD		% change in ZAR
Revenue	37,113	47,938	25,978	(23%)	43%	(12%)	39%

GAAP operating loss	(10,775)	(6,436)	(13,180)	67%	(18%)	90%	(21%)

Adjusted EBITDA (loss) (1)	(9,822)	(4,306)	(12,184)	128%	(19%)	159%	(22%)

GAAP (loss) earnings per share ($)	(0.51)	(0.08)	(0.68)	538%	(26%)	625%	(28%)
Continuing	(0.51)	(0.13)	(0.68)	292%	(25%)	346%	(27%)
Discontinued	-	0.05	(0.00)	nm	nm	nm	nm

Fundamental loss per share ($)(1)	(0.23)	(0.02)	(0.22)	1,050%	5%	1,208%	1%

Fully-diluted shares outstanding ('000's)	57,119	56,568	57,119	1%	-	nm	nm

Average period USD/ ZAR exchange rate	16.77	14.75	17.28	14%	(3%)	nm	nm

(1) Adjusted EBITDA (loss), fundamental loss and fundamental loss per share are non-GAAP measures and are described below under "Use of Non-GAAP Measures-EBITDA and Adjusted EBITDA, and -Fundamental net (loss) income and fundamental (loss) earnings per share." See Attachment B for a reconciliation of GAAP operating loss to EBITDA (loss) and Adjusted EBITDA (loss), and GAAP net loss to fundamental net (loss) income and (loss) earnings per share.

Business update related to COVID-19 pandemic

The COVID-19 pandemic did not impact the Company's South African operations as severely during Q1 2021, as it did in Q4 2020. Nevertheless, South Africa currently remains under various lockdown restrictions, which continue to affect the broader economy, and these restrictions affect us to the extent they affect economic activity levels in South Africa. The Company does not believe there will be any further significant adverse effects on its liquidity from the pandemic, unless there is a resumption of the higher level of restrictions in South Africa in the event of an increase in the level of infections, as is currently being experienced in Europe and the United States following the second wave of the pandemic there.

Factors impacting comparability of our Q1 2021 and Q1 2020 results

• Lower revenue: Our revenues decreased 12% in ZAR primarily due to fewer prepaid airtime sales and lower account fee revenue, which was partially offset by higher transaction fees;

• Ongoing operating losses: Operating costs are largely in line with the prior period in ZAR due to the largely fixed cost nature of the costs base. As a result, we continue to experience operating losses as a result of depressed revenues; and

• Adverse foreign exchange movements: The U.S. dollar was 14% stronger against the ZAR during Q1 2021, which adversely impacted our reported results.

Results of Operations by Segment and Liquidity

Processing

Segment revenue was $23.3 million in Q1 2021, down 9%, compared with Q1 2020 but increased 34% compared to Q4 2020 on a constant currency basis. Excluding IPG, segment revenue decreased primarily due to fewer prepaid airtime sales, which was partially offset by higher volume-driven transaction fees. Excluding IPG, Processing operating loss has been impacted lower revenue and by an increase in transaction-based costs. IPG incurred an operating loss but is in the process of being closed down. Our operating loss margin for Q1 2021 and 2020 was (29.8%) and (18.3%), respectively. Excluding IPG, our operating loss margin for the Processing segment was (19.5%) and (12.1%) during Q1 2021 and 2020, respectively.

Financial services

Segment revenue from continuing operations was $8.3 million in Q1 2021, down 34% on a constant currency basis compared with Q1 2020 and down from $8.8 million compared to Q4 2020. Segment revenue decreased due to lower account fee revenue whilst lending and insurance revenues were relatively flat compared to the prior period. The segment incurred an operating loss compared with fiscal 2020 primarily due to the reduction in account fee revenue as well as higher employee-related costs and an increase in insurance claims experience. Operating (loss) income margin for Q1 2021 and 2020 was (28.7%) and 2.4%, respectively.

Technology

Segment revenue was $6.2 million in Q1 2021, down 2% on a constant currency basis compared with Q1 2020 but significantly higher than the $1.9 million in Q4 2020. Operating income for Q1 2021 improved compared with fiscal 2020 due to improved margins on the sale of hardware. Operating income margin for the Technology segment was 28.6% and 15.9% during Q1 2021 and 2020, respectively

Corporate/eliminations

Our corporate expenses increased primarily due to foreign exchange losses incurred and higher legal fees, which were partially offset by lower audit and consulting fees.

Cash flow and liquidity

At September 30, 2020, cash and cash equivalents were $209.2 million and comprised of U.S. dollar-denominated balances of $174.0 million, ZAR-denominated balances of ZAR 547.2 million ($32.5 million), and other currency deposits, primarily Botswana pula, of $2.7 million, all amounts translated at exchange rates applicable as of September 30, 2020. The decrease in unrestricted cash balances from June 30, 2020, was primarily due to the payment of Federal income taxes, weak trading activities and an increase in our lending book, which was partially offset by the receipt of the outstanding proceeds related to the sale of our Korean business.

Excluding the impact of income taxes, cash used in operating activities during the first quarter of fiscal 2021 was impacted by the cash losses incurred by the majority of our continuing operations and the growth in our lending book. Net cash used in operating activities during the first quarter of fiscal 2020 includes the contribution from our Korean operations. We paid income taxes of approximately $15.4 million during Q1 2021, compared with $1.9 million during Q1 2020. Capital expenditures for Q1 2021 and 2020 were $0.3 million and $2.6 million, respectively.

Conference Call

We will host a conference call to review these results on November 6, 2020, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 010-201-6800 (South Africa only) ten minutes prior to the start of the call. Callers should request "Net1 call" upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 29, 2020.

Participants are now able to pre-register for the November 6, 2020, conference call by navigating to https://www.diamondpass.net/4251389. Participants utilizing this pre-registration service will receive their dial-in number upon registration.

Use of Non-GAAP Measures

U.S. securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the most directly comparable GAAP measures. The presentation of EBITDA, adjusted EBITDA, fundamental net (loss) income and fundamental (loss) earnings per share and headline (loss) earnings per share are non-GAAP measures.

EBITDA and adjusted EBITDA

Earnings before interest, tax, depreciation and amortization ("EBITDA") is GAAP operating (loss) income adjusted for depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and fundamental (loss) earnings per share

Fundamental net (loss) income and (loss) earnings per share is GAAP net (loss) income and (loss) earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), stock-based compensation charges, and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and (loss) earnings per share for fiscal 2021 also includes impairment losses related to our equity-accounted investment and the deferred tax liability reversal related to the impairment of the equity-accounted investment, and fiscal 2020 also includes the amortization of intangible assets (net of deferred taxes) related to equity-accounted investments.

Management believes that the EBITDA, adjusted EBITDA, fundamental net (loss) income and (loss) earnings per share metric enhances its own evaluation, as well as an investor's understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and adjusted EBITDA; and GAAP net (loss) income and (loss) earnings per share and fundamental net (loss) income and (loss) earnings per share.

Headline (loss) earnings per share ("H(L)EPS")

The inclusion of H(L)EPS in this press release is a requirement of our listing on the JSE. H(L)EPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

H(L)EPS basic and diluted is calculated as GAAP net (loss) income adjusted for the impairment losses related to our equity-accounted investments and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and HE(L)PS basic and diluted and the calculation of the denominator for headline diluted (loss) earnings per share.

About Net1

Net1 is a South African-focused financial technology company with a presence in Africa, Asia and Europe. Net1 utilizes its proprietary banking and payment technology to distribute low-cost financial and value-added services to underserved consumers and small businesses. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations
	Unaudited
	Three months ended
	September 30,
	2020	2019
	(In thousands)

REVENUE	$37,113	$47,938

EXPENSE

Cost of goods sold, IT processing, servicing and support	28,437	32,428
Selling, general and administration	18,528	20,622
Depreciation and amortization	923	1,324

OPERATING LOSS	(10,775)	(6,436)

INTEREST INCOME	611	363

INTEREST EXPENSE	747	1,347

LOSS BEFORE INCOME TAX (BENEFIT) EXPENSE	(10,911)	(7,420)

INCOME TAX (BENEFIT) EXPENSE	(1,090)	970

NET LOSS BEFORE (LOSS) EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(9,821)	(8,390)

(LOSS) EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(19,137)	1,063

NET LOSS FROM CONTINUING OPERATIONS	(28,958)	(7,327)

NET INCOME FROM DISCONTINUED OPERATIONS	-	2,935

NET LOSS	(28,958)	(4,392)

NET (LOSS) INCOME ATTRIBUTABLE TO NET1	(28,958)	(4,392)
Continuing	(28,958)	(7,327)
Discontinued	$-	$2,935

Net (loss) earnings per share, in United States dollars:
Basic (loss) earnings attributable to Net1 shareholders	$(0.51)	$(0.08)
Continuing	$(0.51)	$(0.13)
Discontinued	$-	$0.05
Diluted (loss) earnings attributable to Net1 shareholders	$(0.51)	$(0.08)
Continuing	$(0.51)	$(0.13)
Discontinued	$-	$0.05

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Consolidated Balance Sheets
	Unaudited	(A)
	September 30,	June 30,
	2020	2020
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$209,185	$217,671
Restricted cash	6,726	14,814
Accounts receivable, net of allowance of - September: $286; June: $253 and other receivables	28,314	43,068
Finance loans receivable, net of allowance of - September: $8,077; June: $7,658	20,508	15,879
Inventory	18,084	19,860
Total current assets before settlement assets	282,817	311,292
Settlement assets	3,993	8,014
Total current assets	286,810	319,306
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of - September: $31,182; June: $29,524	6,286	6,656
OPERATING LEASE RIGHT-OF-USE	4,848	5,395
EQUITY-ACCOUNTED INVESTMENTS	50,367	65,836
GOODWILL	24,865	24,169
INTANGIBLE ASSETS, net of accumulated amortization of - September: $27,798; June: $27,325	548	612
DEFERRED INCOME TAXES	288	358
OTHER LONG-TERM ASSETS, including reinsurance assets	30,172	31,346
TOTAL ASSETS	404,184	453,678

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	6,726	14,814
Accounts payable	5,213	6,287
Other payables	25,242	23,779
Operating lease right of use lease liability - current	1,921	2,251
Income taxes payable	1,298	16,157
Total current liabilities before settlement obligations	40,400	63,288
Settlement obligations	3,993	8,015
Total current liabilities	44,393	71,303
DEFERRED INCOME TAXES	91	1,859
RIGHT-OF-USE OPERATING LEASE LIABILITY - LONG TERM	3,105	3,312
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,074	2,012
TOTAL LIABILITIES	49,663	78,486
COMMITMENTS AND CONTINGENCIES	-	-
REDEEMABLE COMMON STOCK	84,979	84,979

EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: $56,638,725; June: $57,118,925	80	80

PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	301,946	301,489
TREASURY SHARES, AT COST: September: $24,891,292; June: $24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(161,245)	(169,075)
RETAINED EARNINGS	415,712	444,670
TOTAL NET1 EQUITY	269,542	290,213
NON-CONTROLLING INTEREST	-	-
TOTAL EQUITY	269,542	290,213

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY	$404,184	$453,678

(A) Derived from audited consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
	Unaudited
	Three months ended
	September 30,
	2020	2019
	(In thousands)

Cash flows from operating activities
Net loss	$(28,958)	$(4,392)
Depreciation and amortization	923	4,765
Movement in allowance for doubtful accounts receivable	514	512
Loss (Earnings) from equity-accounted investments	19,137	(1,063)
Movement in allowance for doubtful loans	78	-
Fair value adjustment related to financial liabilities	886	87
Interest payable	(63)	632
Loss (Profit) on disposal of property, plant and equipment	(10)	(154)
Stock-based compensation charge	399	387
Dividends received from equity accounted investments	57	1,068
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(8,115)	(5,666)
(Increase) Decrease in inventory	2,359	(12,313)
(Decrease) Increase in accounts payable and other payables	(415)	(3,396)
(Decrease) Increase in taxes payable	(14,917)	1,288
Decrease in deferred taxes	(1,755)	(88)
Net cash used in operating activities	(29,880)	(18,333)

Cash flows from investing activities
Capital expenditures	(275)	(2,624)
Proceeds from disposal of property, plant and equipment	16	213
Proceeds from disposal of Net1 Korea, net of cash disposed	20,114	-
Proceeds from disposal of DNI as equity-accounted investment	329	-
Investment in equity-accounted investments	-	(1,250)
Loan to equity-accounted investment	(78)	-
Repayment of loans by equity-accounted investments	-	4,268
Net change in settlement assets	4,068	(13,509)
Net cash provided by (used in) investing activities	24,174	(12,902)

Cash flows from financing activities
Proceeds from bank overdraft	69,146	183,674
Repayment of bank overdraft	(76,850)	(184,829)
Proceeds from disgorgement of shareholders' short-swing profits	98	-
Long-term borrowings utilized	-	14,798
Guarantee fee	-	(148)
Finance lease capital repayments	-	(26)
Net change in settlement obligations	(4,068)	13,509
Net cash (used in) provided by financing activities	(11,674)	26,978

Effect of exchange rate changes on cash	806	(6,455)
Net decrease in cash, cash equivalents and restricted cash	(16,574)	(10,712)
Cash, cash equivalents and restricted cash - beginning of period	232,485	121,511
Cash, cash equivalents and restricted cash - end of period	$215,911	$110,799

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating (loss) margin:

Three months ended September 30, 2020 and 2019 and June 30, 2020

				Change - actual		Change - constant exchange rate(1)
Key segmental data, in '000, except margins	Q1 '21	Q1 '20	Q4 '20	Q1 '21 vs Q1 '20	Q1 '21 vs Q4 '20	Q1 '21 vs Q1 '20	Q1 '21 vs Q4 '20
Revenue:
Processing	$24,483	$30,017	$17,818	(18%)	37%	(7%)	33%
IPG	1,209	793	921	52%	31%	73%	27%
All Other	23,274	29,224	16,897	(20%)	38%	(9%)	34%
Financial services	8,265	14,168	8,751	(42%)	(6%)	(34%)	(8%)
Technology	6,211	7,209	1,932	(14%)	221%	(2%)	212%
Subtotal: Operating segments	38,959	51,394	28,501	(24%)	37%	(14%)	33%
Intersegment eliminations	(1,846)	(3,456)	(2,523)	(47%)	(27%)	(39%)	(29%)
Consolidated revenue	$37,113	$47,938	$25,978	(23%)	43%	(12%)	39%

Operating (loss) income:
Processing	$(7,301)	$(5,505)	$(10,089)	33%	(28%)	51%	(30%)
IPG	(2,772)	(1,973)	(4,280)	40%	(35%)	60%	(37%)
All Other	(4,529)	(3,532)	(5,809)	28%	(22%)	46%	(24%)
Financial services	(2,372)	345	(1,016)	nm	133%	nm	127%
Technology	1,775	1,145	136	55%	1,205%	76%	1,167%
Subtotal: Operating segments	(7,898)	(4,015)	(10,969)	97%	(28%)	124%	(30%)
Corporate/Eliminations	(2,877)	(2,421)	(2,211)	19%	30%	35%	26%
Consolidated operating (loss) income	$(10,775)	$(6,436)	$(13,180)	67%	(18%)	90%	(21%)

Operating (loss) income margin (%)
Processing	(29.8%)	(18.3%)	(56.6%)
IPG	(229.3%)	(248.8%)	(464.7%)
All Other	(19.5%)	(12.1%)	(34.4%)
Financial services	(28.7%)	2.4%	(11.6%)
Technology	28.6%	15.9%	7.0%
Consolidated operating margin	(29.0%)	(13.4%)	(50.7%)

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q1 2021 also prevailed during Q1 2020 and Q4 2020.

(Loss) Earnings from equity-accounted investments:

The table below presents the relative (loss) earnings from our equity-accounted investments:

	Q1 2021	Q1 2020	% change
Bank Frick	481	(25)	nm
Share of net income	481	119	304%
Amortization of intangible assets, net of deferred tax	-	(144)	nm
DNI	$-	$728	nm
Share of net income	-	1,463	nm
Amortization of intangible assets, net of deferred tax	-	(466)	nm
Impairment	-	(269)	nm
Finbond	(19,461)	491	nm
Share of net (loss) income	(2,617)	491	nm
Impairment	(16,844)	-	nm
Other	(157)	(131)	20%
(Loss) earnings from equity-accounted investments	$(19,137)	$1,063	nm

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP operating loss to EBITDA loss and adjusted EBITDA loss:

Three months and year ended September 30, 2020 and 2019

	Three months ended September 30,
	2020	2019
Operating loss - GAAP	(10,775)	(6,436)

Depreciation and amortization	923	1,324
Negative EBITDA	(9,852)	(5,112)
Transaction costs	30	806
Adjusted EBITDA (loss)	(9,822)	(4,306)

Reconciliation of GAAP net loss and loss per share, basic, to fundamental net loss and loss per share, basic:

Three months ended September 30, 2020 and 2019

	Net (loss) income (USD '000)		(L)PS, basic (USD)		Net (loss) income (ZAR '000)		(L)PS, basic (ZAR)
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	(28,958)	(4,392)	(0.51)	(0.08)	(485,735)	(64,791)	(8.50)	(1.14)

Impairment of equity method investment	16,844	-			281,729	-
Reversal of deferred taxes related to impairment of equity method investment	(1,353)	-			(22,633)	-
Stock-based compensation charge	399	387			6,693	5,709
Intangible asset amortization, net	59	1,413			990	20,835
Transaction costs	30	806			503	11,890
Intangible asset amortization, net related to equity accounted investments	-	610			-	8,999
Fundamental	(12,979)	(1,176)	(0.23)	(0.02)	(218,453)	(17,358)	(3.82)	(0.31)

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net loss used to calculate loss per share basic and diluted and headline loss per share basic and diluted:

Three months ended September 30, 2020 and 2019

	2020	2019

Net loss (USD'000)	(28,958)	(4,392)
Adjustments:
Impairment of equity method investments	16,844	-
Profit on sale of property, plant and equipment	(10)	(154)
Tax effects on above	(1,350)	43

Net loss used to calculate headline loss (USD'000)	(13,474)	(4,503)

Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	57,119	56,568

Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	57,119	56,568

Headline loss per share:
Basic, in USD	(0.24)	(0.08)
Diluted, in USD	(0.24)	(0.08)

Calculation of the denominator for headline diluted loss per share

	Q1 2021	Q1 2020

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	57,119	56,568
Denominator for headline diluted loss per share	57,119	56,568

Weighted average number of shares used to calculate headline diluted loss per share represents the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline diluted loss per share because we do not use the two-class method to calculate headline diluted loss per share.